EXHIBIT 99

[CRT Properties, Inc. Logo]

CRT PROPERTIES ANNOUNCES DEVELOPMENT PLANS FOR $90 MILLION CITYPLACE TOWER,
JOINT VENTURE WITH THE RELATED COMPANIES

     BOCA RATON, Fla. — BOCA RATON, Fla.—(BUSINESS WIRE)—Oct. 14, 2004— CRT Properties (NYSE:CRO) of Boca Raton today announced development plans for a $90 million, 20-story, 335,000-square-foot, Class A office tower in a joint venture with The Related Companies of New York. CityPlace Tower will be downtown West Palm Beach’s first major new office building in 15 years.

     The project is to be located within CityPlace, a 72-acre project developed by The Related Companies, which has emerged as one of the nation’s most successful new urban mixed-use developments. The Tower site, anchoring the southern end of CityPlace, just opposite the new Palm Beach County Convention Center, is regarded as the “gateway” to the Palm Beaches. Plans call for completion in 2007.

     “South Florida is a key market for our company,” said Thomas J. Crocker, CEO of CRT Properties. “We are excited about our long-term commitment to West Palm Beach, which we view as a major center of growth in Florida during the next decade.

     “CityPlace Tower will fulfill a growing need in this market for a new generation of Class A office space. The combination of the Tower’s design features, unmatched executive amenities and state-of-the-art technology plus the unparalleled restaurant and retail amenities of CityPlace will set this project apart. We are pleased to have The Related Companies as our partner,” Crocker said.

     Designed by Elkus/Manfredi Architects of Boston, the same firm that designed CityPlace, the new office tower will be defined by its iconic architecture, technology infrastructure and hurricane-resistant construction and systems, which are designed to enable tenants to operate continuously during the most severe conditions. Planned building features also include a full-floor fitness club with a swimming pool, a banquet facility above the penthouse and a helipad.

     The New York Times called West Palm Beach one of the hottest real estate markets in Florida in an April 2004 feature story. The area’s building boom was spurred by introduction of CityPlace, the $600-million mixed-use project that opened its first phase in October 2000. The entertainment-retail-residential concept mixes 80 regional and national retailers, close to 20 dining options, a 20-screen movie theater, condominiums, town homes and live/work lofts, plus a cultural center housed within a restored 1920s church in the middle of the main plaza. CityPlace Tower tenants will benefit from this 24/7 environment, as well as proximity to the area’s transportation network, business and cultural assets.

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About CRT Properties, Inc.

     CRT Properties, Inc. owns or has interests in 134 office buildings, containing 10.8 million rentable square feet, located primarily in 20 suburban office projects and two urban centers in 12 metropolitan areas in the southeastern United States, Texas and Maryland. In Florida, CRT’s portfolio encompasses holdings of more than 4.5 million square feet in Jacksonville, Tallahassee, Orlando, St. Petersburg and Fort Lauderdale, where it is a joint venture partner in downtown’s Broward Financial Centre with Investcorp Properties Limited of New York. For more information, contact its website at www.crtproperties.com or Investor Relations, 225 NE Mizner Boulevard, Suite 200, Boca Raton, Florida 33432-3945, or call 1-561-395-9666.

Private Securities Litigation Reform Act of 1995. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The forward-looking statements contained in this release, including those that refer to management’s plans and expectations for future operations, prospects and financial condition, are subject to certain risks and uncertainties. Actual results could differ materially from current expectations. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of CRT Properties, Inc. Among the factors that could affect the Company’s actual results are changes in general economic conditions, including changes in the economic conditions affecting industries in which its principal tenants compete; its ability to timely lease or re-lease space at current or anticipated rents to creditworthy tenants; changes in interest rates; future demand for its debt and equity securities; and its ability to complete current and future development projects on schedule and on budget. A more detailed discussion of these and other factors is set forth in the “Risk Factors” section of the Company’s SEC reports and filings, including its Annual Report on Form 10-K for the year ended December 31, 2003. For forward-looking statements contained or incorporated by reference herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT: CRT Properties, Inc.
Investor Relations
Thomas C. Brockwell, Executive Vice President
1-800-850-2037

SOURCE: CRT Properties, Inc.